EXHIBIT 1.1

Altin:Fund, Limited Partnership
(A Delaware Limited Partnership)

SELLING AGREEMENT

[_____________], 20[__]

[NAME OF SELLING FIRM]
[ADDRESS]
[ADDRESS]

This Selling Agreement (this “Agreement”) is made as of [INSERT DATE] by and among Altin:Fund, Limited Partnership, a Delaware limited partnership (the “Fund”) and Altin Holdings, LLC, a Michigan limited liability company, solely in its capacity as General Partner of the Fund (the “General Partner”), and [_________], a [corporation] (the “Selling Agent”).

WITNESSETH:

WHEREAS, the General Partner serves as the general partner of the Fund;

WHEREAS, the Fund was formed for the purpose of engaging in the trading of U.S. and international futures, forwards, options on futures contracts, forward contracts, commodities, security futures contracts, spot contracts and other commodity interest contracts by implementing the trading methods of the independent commodity trading advisors engaged by the General Partner on behalf of the Fund or, from time to time, by investing directly into private funds engaged in similar trading;

WHEREAS, the Fund proposes to issue and sell units of limited partnership interest in the Fund (the “Units”) in a public offering as described in the Prospectus (as defined below); and

WHEREAS, the Selling Agent desires to assist in the sale of the Units upon the terms set forth herein.

NOW, THEREFORE, the Selling Agent, the General Partner and the Fund, intending to be legally bound, hereby agree as set forth below.

1.   Offering of Units; Appointment.  Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints the Selling Agent on a non-exclusive basis as one of its selling agents to offer and sell Units (designated on Appendix A of this Agreement) on a best efforts basis, without any firm commitment on the part of the Selling Agent to purchase any Units.

The “Initial Offering Period” will be the period commencing on the date of the Prospectus and continuing for the period described in the Prospectus, unless the General Partner has sooner terminated the Initial Offering Period, or the General Partner has extended the Initial Offering Period for an additional period as described in the Prospectus.  During the Initial Offering Period, the Selling Agent will offer Units for sale at an initial closing (the “Initial

Closing”), which will be held soon after the end of the Initial Offering Period.  However, the General Partner may at its discretion hold such Initial Closing at any time during the Initial Offering Period.  The Initial Closing shall not take place unless subscriptions have been accepted for the minimum dollar amount of Units stated in the Prospectus.  If the minimum dollar amount of Units is not sold during the Initial Offering Period, the offering of Units shall terminate, and all subscription amounts (without interest earned thereon) shall be refunded to subscribers, as described in the Prospectus.  Units which remain unsold following the Initial Closing shall be offered for sale in the continuous offering (the “Continuous Offering”) as described in the Prospectus.  During the Continuous Offering Period, the Fund may continue to offer and sell Units at the month-end Net Asset Value per Unit as of the last business day of the month (or such other period as may be set forth in the Prospectus) during which subscriptions are received and accepted by the General Partner.  Such Continuous Offering Period shall terminate at any time as determined by the General Partner.

Notwithstanding any provision to the contrary herein, the General Partner will have the sole discretion to accept or reject any subscription for Units in whole or in part at any time prior to acceptance.

2.   Representations and Warranties of the General Partner.  The General Partner represents and warrants to the Selling Agent as of the date hereof, with such representations and warranties to be restated and reaffirmed as of each Closing Date (as defined in Section 3(d) hereof):

(a)   The Fund has provided to the Selling Agent, and filed with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 and any required pre- or post-effective amendments or prospectus supplements thereto, relating to the registration of the Units under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations of the SEC promulgated under the 1933 Act (the “SEC Regulations”), and has complied with the filing requirements of the Commodity Futures Trading Commission (the “CFTC”) under the Commodity Exchange Act, as amended (the “Commodity Act”), and the rules and regulations thereunder (the “CFTC Regulations”) and the National Futures Association (the “NFA”) with respect thereto.  The registration statement as amended and delivered to all parties hereto at the time it became or becomes effective and the prospectus and any prospectus supplement included therein are hereinafter called the “Registration Statement” and the “Prospectus,” respectively, except that:  (i) if the Fund files a subsequent post-effective amendment to the registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment, refer to the registration statement as amended by such post-effective amendment thereto; and (ii) the term “Prospectus” shall refer to the prospectus as most recently issued by the Fund pursuant to the SEC Regulations, together with any current supplement or supplements thereto.

No reference to the Selling Agent may be made in the Registration Statement, Prospectus or in any promotional materials or other marketing materials (collectively, “Promotional Materials”), that has not been approved by the Selling Agent, which approval such Selling Agent may withhold in its sole and absolute discretion provided, however, that the Selling Agent agrees that its name may be listed under the section captioned “Plan of Distribution” in the Prospectus.  The Fund will assist the Selling Agent in filing all Promotional

Material with The Financial Industry Regulatory Authority (“FINRA”), and neither the Fund nor the Selling Agent will use any such Promotional Material unless FINRA has stated in writing that it appears to comply with all applicable standards.  The Fund will file, or cause to be filed, all Promotional Material in state jurisdictions as requested or required by law, and will not use any such Promotional Material in any state that has expressed any objection thereto (except pursuant to agreed-upon modifications to the Promotional Material).

(b)   The certificate of limited partnership (the “Certificate of Limited Partnership”) pursuant to which the Fund has been formed and the Limited Partnership Agreement of the Fund (the “Limited Partnership Agreement”) provide for the subscription for and sale of the Units of the Fund; all action required to be taken by the General Partner and the Fund as a condition to the sale of the Units to qualified subscribers therefor has been, or prior to each Closing Date (as defined in Section 3(d) hereof) will have been, taken; and, upon payment of the consideration therefor specified in all accepted Subscription Agreements and Powers of Attorney, the form of which is set forth as Appendix C to the Prospectus, the Units will constitute valid units of limited partnership interest in the Fund as to which the subscribers thereto will have limited personal liability to the extent provided for under the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware Act”) and will be limited partners of the Fund (the “Limited Partners”) entitled to all the applicable benefits under the Limited Partnership Agreement and the Delaware Act.

(c)   The Fund is a limited partnership existing under the laws of the State of Delaware with full power and authority to engage in the business to be conducted by it, as described in the Registration Statement and Prospectus.  The Fund is qualified to do business in each jurisdiction in which such qualification is necessary in order to protect the limited liability of Limited Partners and in which the nature or conduct of its business as described in the Registration Statement and Prospectus requires such qualification and the failure to be so qualified would have a material adverse effect on the results of operations, financial condition or business (“Material Adverse Effect”) of the Fund.

(d)   The General Partner is, and will continue to be so long as it is the general partner of the Fund, a limited liability company duly organized, existing and in good standing under the laws of the State of Michigan and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business as described in the Registration Statement and Prospectus requires such qualification and the failure to be so qualified would, in the aggregate, have a Material Adverse Effect on the Fund or the General Partner.

(e)   Each of the Fund and the General Partner has full limited partnership or limited liability company power and authority, as the case may be, under applicable law to perform its respective obligations under the Limited Partnership Agreement and this Agreement, and to conduct its business as described in the Registration Statement and Prospectus.

(f)   When the Registration Statement became or becomes effective under the 1933 Act and at all times subsequent thereto up to and including each Closing Date, the Registration Statement, Prospectus and Promotional Material complied and will comply in all material respects with the requirements of the 1933 Act, the SEC Regulations, the Commodity Act and the CFTC Regulations.  The Registration Statement as of its effective date did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, not misleading and the Prospectus and each item of Promotional Material as of the date of their issue and at all times subsequent thereto up to, and including each Closing Date, did not and will not contain any untrue statement of a material fact or (considered collectively) omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which such statements are made, not misleading; provided, however, that this representation and warranty does not apply to statements made or omitted in reliance upon, and in conformity with, written information furnished to the General Partner with respect to the Selling Agent by or on behalf of the Selling Agent, expressly for use in such Registration Statement, Prospectus or Promotional Material.

(g)   Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there will not have been any material adverse change in the results of operations, financial condition or business of the General Partner or the Fund, whether or not arising in the ordinary course of business, of which the Selling Agent shall not have been informed by the General Partner.

(h)   Each of the Limited Partnership Agreement and this Agreement has been duly and validly authorized, executed and delivered by the General Partner (in the case of the Limited Partnership Agreement) and by the Fund and the General Partner (in the case of this Agreement).  The Limited Partnership Agreement constitutes a valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with it terms subject to the effects of:  (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, moratorium and other similar laws (including judicially developed doctrines with respect to such laws) affecting the rights and remedies at the time in effect affecting the enforceability of creditors generally; (ii) general principles of equity, whether applied by a court of law or equity with respect to performance and enforcement of the Limited Partnership Agreement and (iii) any limitations under federal securities laws and other applicable laws and considerations of public policy that relate to indemnification and contribution.

(i)   The execution and delivery of the Limited Partnership Agreement and this Agreement by the General Partner (in the case of the Limited Partnership Agreement) and by the Fund and the General Partner (in the case of this Agreement), the incurrence of the obligations set forth therein and herein and the consummation of the transactions contemplated therein, herein and in the Prospectus:  (i) will not constitute a breach of, or default under, any instrument or agreement by which the General Partner or the Fund, as the case may be, or any of their properties or assets is bound, or any statute, order, rule or regulation applicable to the General Partner or the Fund, as the case may be, of any court or any governmental body or administrative agency having jurisdiction over the General Partner or the Fund, as the case may be, except as would not be reasonably likely to have a Material Adverse Effect on the General Partner or the Fund; (ii) will not result in the creation or imposition of any lien, charge or encumbrance on any property or assets of the General Partner or the Fund, except as would not be reasonably likely to have a Material Adverse Effect on the General Partner or the Fund; and (iii) will not give any party a right to terminate its obligations or result in the acceleration of any obligations under any material instrument or agreement by which the General Partner or the Fund, as the case may be, or any of their respective properties or assets is bound, except as would not, in the aggregate, be reasonably likely to have a Material Adverse Effect on the General Partner or the Fund.

(j)   Except as otherwise disclosed in the Registration Statement or the Prospectus, there is not pending nor, to the best of the General Partner’s knowledge, threatened any action, suit or proceeding before or by any court or other governmental body to which the General Partner or the Fund is a party, or to which any of the assets of the General Partner or the Fund is subject, that would reasonably be expected to have a Material Adverse Effect on the General Partner or the Fund or which is required to be disclosed in the Registration Statement or Prospectus pursuant to the Commodity Act, the CFTC Regulations, the 1933 Act or the SEC Regulations.

(k)   No stop order relating to the Registration Statement has been issued by any federal or state securities commission, and no proceedings therefor are pending or, to the best knowledge of the General Partner, threatened.

(l)   The General Partner and each of its principals and employees have, and will continue to have so long as it is the general partner of the Fund, all federal and state governmental, regulatory, self-regulatory and commodity exchange approvals and licenses, and the General Partner (either on behalf of itself or its principals and employees) has effected all filings and registrations with federal and state governmental, regulatory or self-regulatory agencies required to conduct its business and to act as described in the Registration Statement and Prospectus or required to perform its or their obligations as described under the Limited Partnership Agreement, except as would not, in the aggregate, be reasonably likely to have a Material Adverse Effect on the General Partner or the Fund (including, without limitation:  (i) registration as a commodity pool operator under the Commodity Act; and (ii) membership in the NFA as a “commodity pool operator”) and this Agreement and the performance of such obligations will not contravene or result in a breach of:  (A) any provision of the General Partner’s limited liability company operating agreement; or (B) any agreement, instrument, order, law or regulation binding upon the General Partner or any of its employees or principals, except as would not, in the aggregate, be reasonably likely to have a Material Adverse Effect on the General Partner or the Fund.

(m)   The Fund does not require any federal or state governmental, regulatory, self-regulatory or commodity exchange approvals, licenses or registrations and the Fund need not effect any filings with any federal or state governmental agencies in order to conduct its business and to act as contemplated by the Registration Statement and Prospectus and to issue and sell the Units (other than filings under the 1933 Act, the Commodity Act, FINRA and state securities laws relating solely to the offering and sale of the Units).

(n)   The General Partner has the financial resources necessary to meet its obligations relating to the payment of expenses and fees to the Selling Agent pursuant to Section 3, as applicable, and Section 6 hereunder.

(o)   Following the commencement of trading by the Fund, the actual performance of the Fund will be disclosed in the Prospectus as required by the Commodity Act, the CFTC Regulations and the rules of the NFA (the “NFA Rules”); all of the information regarding the actual performance of the Fund set forth in the Prospectus is complete and accurate in all material respects and, except as disclosed in the Prospectus, is in accordance and compliance with the disclosure requirements of the Commodity Act, the CFTC Regulations and the NFA Rules.

(p)   The General Partner agrees that it will not disseminate or use any confidential information relating to any subscriber in the Fund provided in any subscription agreement or other documents delivered to the General Partner by any investor in the Fund, except as required by law or in connection with the operation of the Fund.  Furthermore, the General Partner agrees that it will not solicit any client of the Selling Agent (exclusive of any such person who is a pre-existing client of the General Partner or an existing Limited Partner of the Fund), except as requested by the Selling Agent in connection with soliciting investments in the Fund.

(q)   The accountants who certified the financial statements of the General Partner and of the Fund included in the Registration Statement are, with respect to the General Partner and the Fund, independent public accountants as required by the 1933 Act and the SEC Regulations.  These financial statements fairly present the financial condition of the General Partner and the Fund as of the dates shown and the results of operations and changes in partners’ capital of the Fund for the periods shown, and are presented in accordance with generally accepted accounting principles as currently in effect in the United States.

3.   Offering and Sale of Units.

(a)   The Selling Agent is hereby appointed as a non-exclusive Selling Agent for the Fund during the term herein specified for the purpose of finding acceptable subscribers for the Units on the terms stated herein and in the Prospectus and any amendments or supplements thereto.  Subject to the performance by the General Partner and the Fund of their respective obligations hereunder and to the completeness and accuracy in all material respects of the respective representations and warranties of the General Partner and the Fund contained herein, the Selling Agent hereby accepts such agency and agrees to the terms and conditions set forth herein to use its best efforts to find acceptable subscribers for the Units, provided that there is no minimum number of Units for which the Selling Agent agrees to find subscribers.

It is understood that nothing herein shall prevent the Selling Agent from acting as a selling agent or underwriter for the securities of other issuers, including affiliates of the Selling Agent, that may be offered or sold during the term hereof.  The agency of the Selling Agent hereunder shall continue until the expiration or termination of this Agreement as provided herein, including such additional period as may be required to effect a final closing of the sale of the Units subscribed for through the date of such termination.  All subscriptions are subject to acceptance or rejection, in whole or in part in the General Partner’s sole discretion, and no compensation shall be due hereunder in respect of rejected subscriptions.

The parties hereto agree that the compensation payable to the Selling Agent pursuant to this Agreement shall be as set forth in Appendix A hereto or in such lesser amounts to which the General Partner and the Selling Agent may agree.  The Selling Agent acknowledges that the Units are divided into separate classes, certain of which are open for investment only by certain subscribers as described in the Prospectus, or otherwise in the General Partner’s discretion.

(b)   The Selling Agent must be a broker-dealer who is a member in good standing of FINRA.

(c)   During the Initial Offering Period, Units will be sold at the Initial Closing.  During the Continuous Offering, Units will be sold as of close of business on the last business day of each calendar month (or such other period as may be set forth in the Prospectus) (each such date, together with the date of the Initial Closing, a “Closing Date”).

(d)   Notwithstanding any other provision of this Agreement to the contrary, no upfront sales commissions or ongoing trailing commissions shall be paid to the Selling Agent on Units sold to the General Partner or any of its principals or affiliates.

(e)   The Fund shall not in any respect be responsible for the direct payment of any upfront sales commissions or ongoing trailing commissions described herein or in Appendix A hereto.  All such commissions are to be solely the responsibility of the General Partner.

(f)   Notwithstanding anything in this Section 3 or Appendix A to the contrary, the Selling Agent shall not be entitled to any compensation hereunder in respect of a sale to any subscriber if the General Partner determines that another authorized selling agent of the Fund is primarily responsible for or should otherwise be credited with such sale.  In making this determination, the General Partner shall endeavor to act fairly.  Any dispute regarding compensation shall be conclusively resolved by the General Partner.

4.   Compliance with Rule 2310 and General Laws.

(a)   It is understood that the Selling Agent has no commitment with regard to the sale of the Units other than to use its best efforts.  In connection with the offer, sale and distribution of the Units, the Selling Agent represents and warrants that it will comply fully with all applicable laws and regulations, and the rules, policy statements and interpretations of FINRA, the SEC, the CFTC, state securities administrators and any other regulatory or self-regulatory body.  In particular, and not by way of limitation, the Selling Agent represents and warrants that it is familiar with Rules 2310 and 5110 of FINRA’s Conduct Rules, including the limits on the receipt of underwriter compensation set forth therein, and that it will comply fully with all the terms thereof in connection with the offering and sale of the Units.  The Selling Agent will not execute any sales of Units from a discretionary account over which it has control without prior written approval of the customer in whose name such discretionary account is maintained.

(b)   The Selling Agent agrees not to recommend the purchase of Units to any subscriber unless the Selling Agent shall have reasonable grounds to believe, on the basis of information obtained from the subscriber concerning, among other things, the subscriber’s investment objectives, other investments, financial situation and needs, that:  (i) (to the extent relevant for the purposes of Rule 2310 and giving due consideration to the fact that the Fund is in no respects a “tax shelter”) the subscriber is or will be in a financial position appropriate to enable the subscriber to realize to a significant extent the benefits of the Fund, including the tax benefits (if any) described in the Prospectus; (ii) the subscriber has a fair market net worth sufficient to sustain the risks inherent in participating in the Fund; (iii) the subscriber qualifies as an acceptable subscriber on the basis set forth in the Prospectus, the Subscription Agreement and Power of Attorney and the Subscription Requirements; (iv) the subscriber is not a “Prohibited Investor,” as such term is defined in the Subscription Requirements, and acceptance of the subscriber’s subscription will not otherwise breach any laws, rules and regulations designed to avoid money laundering applicable to either the Selling Agent, the General Partner or the Fund; and (v) the Units are otherwise a suitable investment for the subscriber.  The Selling Agent agrees to maintain such records as are required by the applicable rules of FINRA and the state securities commissions for purposes of determining investor suitability.  In connection with making the foregoing representations and warranties, the Selling Agent further represents and warrants that it has, among other things, examined the Prospectus and obtained such additional information from the General Partner regarding the information set forth thereunder as the Selling Agent has deemed necessary or appropriate to determine whether the Prospectus adequately and accurately discloses all material facts relating to an investment in the Fund and provides an adequate basis to subscribers for evaluating an investment in the Units.  In connection with making the representations and warranties set forth in this paragraph, the Selling Agent has not relied on inquiries made by or on behalf of any other parties.

The Selling Agent agrees to comply with FINRA Rule 2310(b)(3)(D), including without limitation, to inform all prospective purchasers of Units of all pertinent facts relating to the liquidity and marketability of the Units as set forth in the Prospectus.

The Selling Agent shall cause its Registered Representatives to certify in writing that such Registered Representative has made the required determinations in each Subscription Agreement and Power of Attorney submitted by the Registered Representative in respect of a subscriber; provided, however, that such determinations shall not be binding on the General Partner.

Each party agrees that no subscription will be deemed final and binding on any new subscriber until at least five (5) business days after the date the subscriber receives the Prospectus as acknowledged by such subscriber’s execution and submission of a subscription agreement.  In connection therewith, the Selling Agent agrees to indicate in each Subscription Agreement and Power of Attorney submitted by a Registered Representative in respect of a subscriber the date on which the Prospectus was delivered to that subscriber.

(c)   All payments for subscriptions may be made by subscriber check payable to “Altin:Fund Limited Partnership—Subscription Account” or wire transfer for deposit in accordance with the specific instructions set forth in Appendix B hereto, and submitted, along with a completed Subscription Agreement and Power of Attorney, to the Selling Agent at least five (5) business days prior to the applicable Closing Date or at an earlier date if required by the Selling Agent.

(d)   As an alternative to submitting subscription checks or wire transfers, a subscriber may instead authorize the Selling Agent to debit the subscriber’s customer securities account maintained with the Selling Agent, as may be permitted by the Selling Agent.  Subscribers who do so must have their subscription payments in their accounts on the date their subscription is accepted, with subscribers to be notified of such date by the Selling Agent.  Settlement of the payment for subscriptions will occur not later than three (3) business days following notification by the General Partner to the Selling Agent of the acceptance of a particular subscription.  On each settlement date, subscribers’ customer securities accounts will be debited by the Selling Agent in the amount of their subscriptions.  The amount of the subscription payments so debited will be transmitted by the Selling Agent directly to the Fund’s account as set forth in Appendix B in the form of a Selling Agent check or wire transfer payable to the Fund.

The Selling Agent and the General Partner may make such other arrangements regarding the transmission of subscriptions as they may deem convenient or appropriate, provided that any such arrangement must comply in all relevant respects with SEC Rules 15c2-4 and 10b-9.

(e)   The Selling Agent represents, warrants and covenants to the General Partner and the Fund that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory and self-regulatory registrations, approvals, memberships and licenses required to perform its obligations under this Agreement and to receive compensation therefor (including but not limited to registration as a broker-dealer with the SEC, membership in FINRA, registration with the relevant regulatory authority in each state in which the Selling Agent will solicit subscribers, registration with the CFTC as a futures commission merchant or introducing broker and membership in the NFA) and that it and such personnel will maintain all such registrations, approvals, memberships and licenses during the term of this Agreement and at all such times as the Selling Agent and such personnel shall receive compensation hereunder.

(f)   The Selling Agent represents that it is aware of the requirements of the USA PATRIOT Act, the regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and other applicable U.S. federal or non-U.S. anti-money laundering laws and regulations (collectively, the “AML Laws, Regulations and Policies”).  As a registered U.S. broker-dealer required to have in place a Customer Identification Program as well as an anti-money laundering program meeting the requirements of Section 352 of the USA PATRIOT Act, the Selling Agent represents that it has adopted and has in place anti-money laundering policies and procedures reasonably designed to verify the identity of each subscriber’s source of funds that is introduced by the Selling Agent to the Fund.  The Selling Agent represents that such policies and procedures are properly enforced and are consistent with the AML Laws, Regulations and Policies.  The Selling Agent has taken all reasonable steps to assure itself, and represents to the best of its knowledge, that subscribers introduced to the Fund by the Selling Agent are not individuals, entities or countries that may subject the Fund or the General Partner to criminal or civil violations of any AML Laws, Regulations and Policies.  The Selling Agent understands that the Fund and General Partner are relying on the Selling Agent to perform anti-money laundering requirements with respect to Units offered and sold and agrees to promptly notify the Fund and the General Partner with respect to any subscriber introduced by the Selling Agent should the Selling Agent become aware that investment in the Fund by such subscriber would cause a change to the representations and warranties set forth herein.  The Selling Agent hereby represents, warrants and covenants that it (i) complies with AML Laws, Regulations and Policies; (ii) will promptly deliver to the General Partner, to the extent permitted by applicable law, notice of any AML Laws, Regulations and Policies violation, suspicious activity, suspicious activity investigation or filed Suspicious Activity Report that relates to any prospective subscriber for Units; (iii) will cooperate with the General Partner and deliver information reasonably requested by the General Partner concerning subscribers that purchased Units sold by the Selling Agent necessary for the General Partner or the Fund to comply with AML Laws, Regulations and Policies; and (iv) will provide the AML Certification (attached as Appendix C), or a form acceptable to the General Partner and the Fund, upon execution of this Agreement and periodically thereafter.

5.   Blue Sky.  The General Partner agrees to use its best efforts to qualify the Units for offer and sale under the securities or Blue Sky laws of the various state jurisdictions, and to maintain such qualification during the term of the offering, provided that the General Partner reserves the right to withdraw such registration at any time in its sole discretion.

6.   Covenants of the General Partner.

(a)   The General Partner will notify the Selling Agent promptly:  (i) when any amendment or post-effective amendment to the Registration Statement shall have become effective or any supplement (not including any monthly report) to the Prospectus is filed; (ii) of any material criminal, civil or administrative proceedings against or involving the General Partner or the Fund; (iii) of the issuance by the SEC, CFTC, NFA or any other federal or state regulatory or self-regulatory body, as applicable, of any order suspending the effectiveness of the Registration Statement under the 1933 Act, the registration or NFA membership of the General Partner as a “commodity pool operator,” or the registration of the Units under the Blue Sky or securities laws of any state or other jurisdiction or any order or decree enjoining the offering or the use of the then current Prospectus or any Promotional Material or of the institution of any action or proceeding for any such purpose; or (iv) of any threatened action of the type referred to in clause (iii) of which the General Partner has been notified.  In the event any order of the type referred to in clause (iii) is issued, the General Partner agrees to use best efforts to obtain a lifting or rescinding of such order at the earliest feasible date.

(b)   The General Partner will deliver to the Selling Agent, as promptly as practicable from time to time during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) and of the Promotional Material as the Selling Agent may reasonably request for the purposes contemplated by the 1933 Act or the SEC Regulations.

(c)   The General Partner will deliver to the Selling Agent copies of all monthly and annual reports, and of any other communications, sent to the Limited Partners, and, upon request, copies of all “Blue Sky” and other state securities law clearances obtained by the Fund.

(d)   During the period when the Prospectus is required to be delivered pursuant to the 1933 Act, the General Partner and the Fund will comply with all requirements imposed upon them by the 1933 Act, the SEC Regulations, the Commodity Act and the CFTC Regulations, as from time to time in force, so far as necessary to permit the continuance of sales of the Units during such period in accordance with the provisions hereof and as set forth in the Prospectus.

(e)   If any event shall occur as a result of which it is necessary, in the reasonable opinion of the General Partner to amend or supplement the Prospectus in order to make the Prospectus not materially misleading in the light of the circumstances existing at the time it is delivered to a subscriber, or to conform with applicable CFTC Regulations or SEC Regulations, the General Partner shall promptly prepare and file such amendment(s) of or supplement(s) to the Prospectus effecting the necessary changes, and furnish to the Selling Agent, at the expense of the General Partner, a reasonable number of copies of such amendment(s) or supplement(s).  Upon receipt by the Selling Agent of notice of any such event or any notice pursuant to Section 6(a) above, the Selling Agent shall, at the request of the General Partner, immediately discontinue the offering of Units until the filing of the applicable amendment or supplement or lifting or rescinding of the applicable order, as the case may be.

7.   Payment of Expenses and Fees.  The General Partner will pay all expenses incident to the performance of the obligations of the General Partner and the Fund hereunder, including:  (i) the printing and delivery to the Selling Agent in quantities as hereinabove stated of copies of the Prospectus and any supplements or amendments thereto, and of any Promotional Material; (ii) the reproduction of this Agreement and the printing and filing of the Registration Statement and the Prospectus (and, in certain cases, the exhibits thereto) with the SEC and NFA; (iii) the payment of filing fees to the SEC and FINRA; and (iv) the qualification of the Units under the securities or Blue Sky laws in the various jurisdictions, including the payment of filing fees and the fees and disbursements of the General Partner’s counsel incurred in connection therewith.

8.   Indemnification, Contribution and Exculpation.

(a)   The General Partner (not the Fund) agrees to indemnify and hold harmless the Selling Agent and each person, if any, who controls the Selling Agent within the meaning of Section 15 of the 1933 Act, as follows:

(i)   against any and all loss, liability, claim, damage and expense whatsoever arising from any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Registration Statement, in the Prospectus (or any amendment or supplement thereto) or in the Promotional Material or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

(ii)   against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body commenced or threatened, or of any claim whatsoever, based upon any such untrue statement or omission or any such alleged untrue statement or omission; provided, however, that any settlement shall be subject to indemnity hereunder only if effected with the prior written consent of the General Partner; and

(iii)   against any and all expense whatsoever (including the reasonable fees and disbursements of counsel) reasonably incurred in investigating, preparing or defending against litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever, based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above;

provided, however, that:  (1) the General Partner will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or the Promotional Material in reliance upon and in conformity with written information furnished to the General Partner by or on behalf of the Selling Agent specifically for inclusion therein; and (2) such indemnity with respect to any Prospectus shall not inure to the benefit of the Selling Agent (or any person controlling the Selling Agent) from whom the person asserting any such loss, liability, claim, damage or expense purchased the Units that are the subject thereof if the Selling Agent was responsible for delivering a Prospectus to such person and such person did not receive a copy of the Prospectus, as amended or supplemented, at or prior to the time of the sale of such Units to such person and any untrue statement or omission of a material fact contained in any Prospectus was corrected in the Prospectus, as amended or supplemented.  This indemnity agreement will be in addition to any liability that the General Partner may otherwise have.

(b)   The Selling Agent agrees to indemnify and hold harmless the General Partner, each of its members, each of its officers who signs the Registration Statement, and each person who controls the General Partner within the meaning of Section 15 of the 1933 Act to the same extent as the foregoing indemnities to the Selling Agent, but only with reference to written information relating to the Selling Agent furnished to the General Partner, by or on behalf of the Selling Agent specifically for inclusion in the documents referred to in the indemnity set forth in Sections 8(a).  This indemnity agreement will be in addition to any liability that the Selling Agent may otherwise have.

(c)   If the indemnification provided for in this Section 8 shall for any reason be unavailable to any otherwise indemnified person in respect of any loss, liability, claim, damage or expense referred to herein, then the otherwise indemnifying party shall, in lieu of indemnifying the otherwise indemnified person contribute to the amount paid or payable by such otherwise indemnified person as a result of such loss, liability, claim, damage or expense:  (i) in such proportion as shall be appropriate to reflect the relative benefits received by the General Partner on the one hand and the Selling Agent on the other from the offering of the Units by the Selling Agent; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the General Partner on the one hand and the Selling Agent on the other with respect to the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  In no event shall the aggregate contribution or liability of the Selling Agent exceed the aggregate upfront sales commissions and ongoing trailing commissions paid to the Selling Agent hereunder.  Relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the General Partner on the one hand or the Selling Agent on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties agree that it would not be just and equitable if contributions pursuant to this Section 8(c) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein.  The amount paid or payable by an otherwise indemnifying party to the otherwise indemnified person as a result of the loss, liability, claim, damage or expense referred to above in this Section 8(c) shall be deemed to include, for purposes of this Section 8(c), any legal or other expenses reasonably incurred by such otherwise indemnified person in connection with investigating or defending any such action or claim.

(d)   In no case shall a party be liable under this indemnity and contribution agreement with respect to any claim unless such party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify such party shall not relieve such party from any liability which it may have otherwise than on account of this indemnity and contribution agreement, unless such party has been prejudiced by such failure.  Such party shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified person (or person entitled to contribution hereunder) or parties, defendant or defendants therein.

Each party agrees to notify the other party within a reasonable time of the assertion of any claim in connection with the sale of the Units against it or any of its officers or directors or any controlling persons within the meaning of Section 15 of the 1933 Act.

9.   Status of Parties.  In marketing Units pursuant to this Agreement, the Selling Agent is acting solely as an agent for the Fund, and not as a principal.  The Selling Agent will use its best efforts to assist the Fund in obtaining performance by each purchaser solicited by the Selling Agent whose offer to purchase Units from the Fund has been accepted on behalf of the Fund, but the Selling Agent shall not have any liability to the Fund in the event that Subscription Agreements and Powers of Attorney are improperly completed or any such purchase is not consummated for any reason.  Except as specifically provided herein, the Selling Agent shall in no respect be deemed to be an agent of the Fund.

10.   Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement or contained in certificates of any party hereto submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by, or on behalf of, the Selling Agent, the General Partner, the Fund, or any person who controls any of the foregoing, and shall survive the Closing Dates.

11.   Termination.  In addition to any other termination rights set forth elsewhere in this Agreement, each party shall have the right to terminate this Agreement:  (a) at any time upon no less than fifteen (15) business days’ prior written notice to the non-terminating party; or (b) at any time upon written notice to the non-terminating party in the event the non-terminating party breaches a material representation, warranty or covenant of this Agreement.

12.   Survival.  Section 3 and Appendix A (with respect to compensation payable for Units outstanding as of the date of termination) and Sections 7, 8, 13, 14, 15 and 16 hereof shall survive the termination of this Agreement for any reason.

13.   Notices and Authority to Act.  All communications hereunder shall be in writing and, if sent to the General Partner or the Fund, shall be mailed, delivered or faxed and confirmed to the General Partner at:  Altin Holdings, LLC, 805 Oakwood, Ste. 125, Rochester, MI  48307, facsimile:  (248) 413-6110, Attention:  Mr. Sebastian Lucido; with copies to:  Vedder Price P.C., 222 North LaSalle Street, Suite 2600, Chicago, IL  60601, Attention:  Ms. Jennifer Durham King, Esq. and, if sent to the Selling Agent, shall be mailed, delivered or faxed and confirmed to it at [SELLING AGENT NAME & ADDRESS], Attention:  [NAME], with copies to [NAME & ADDRESS], Attention:  [NAME].  Notices shall be effective when actually received.

14.   Parties; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Selling Agent, the Fund, the General Partner and such parties’ respective successors and permitted assigns to the extent provided herein.  This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors, permitted assigns and controlling persons and parties indemnified hereunder, and for the benefit of no other person, firm or corporation.  No purchaser of a Unit shall be considered to be a successor or an assignee solely on the basis of such purchase.  No party may assign its rights or obligations under this Agreement to any other person without the prior written consent of the other parties hereto.

15.   Governing Law.  This Agreement and the rights and obligations of the parties created hereby shall be governed by the laws of the State of Michigan.

16.   Consent to Jurisdiction.  The parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within Oakland County, Michigan.  Accordingly, the parties hereto consent and submit to the jurisdiction of the federal and state courts and applicable arbitral body located within Oakland County, Michigan.  The parties further agree that any such action or proceeding brought by any party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate, before any applicable arbitral body, located within Oakland County, Michigan.

The General Partner and the Fund each agree that, at the request of the Selling Agent, they will submit any action or proceeding referred to in this Section 16 to NFA arbitration or, if such NFA arbitration jurisdiction or rules are not applicable, then in accordance with the rules of the American Arbitration Association, in the City of Rochester, Michigan, and agree to execute and deliver to the Selling Agent the Selling Agent’s standard form of arbitration agreement, as required by NFA Rules.

Without limiting the generality of the foregoing, in any such arbitration, each of the parties hereto agrees to request from the arbitrators that (a) their authority be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, (b) the reasons for their award be stated in a written opinion, (c) they shall not make any award which shall alter, change, cancel or rescind any provision of this Agreement, and (d) their award shall be consistent with the provisions of this Agreement. The award of the arbitrators shall be final and binding, and judgment may be confirmed and entered thereon in any court (including any circuit court) of competent jurisdiction.

17.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall be deemed one and the same instrument.

If the foregoing is in accordance with your understanding of their agreement, you are requested to sign and return to the General Partner and the Fund a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among the parties in accordance with its terms.

Very truly yours,

ALTIN:FUND LIMITED PARTNERSHIP

By: Altin Holdings, LLC, General Partner

By:
Sebastian Lucido
	Its:	President

Confirmed and accepted as of the date first above written:

[NAME OF SELLING AGENT]

By:

Title:

By:

Title:

APPENDIX A
to
Selling Agreement

COMPENSATION SCHEDULE

Each of the General Partner, the Fund and the Selling Agent acknowledge and agree that the compensation payable by the General Partner to the Selling Agent pursuant to the Agreement shall be as follows:

Class of Units	Upfront Sales Commission	Ongoing Administrative Services Fee

Class A Units	3.0% of the aggregate subscription amount for the sale of class A units
After the expiration of twelve (12) months following the purchase of Units, an annual rate of 3.0% of the month end net asset value of outstanding class A units, paid to the selling agents on a quarterly basis.

Class B Units	2.0% of the aggregate subscription amount for the sale of class B units
After the expiration of twelve (12) months following the date of sale of each Unit, an annual rate of 2.0% of the month-end net asset value of outstanding class B units, paid to the selling agents on a quarterly basis.

Class C Units	N/A	N/A

Class D Units	N/A	N/A

Class E Units	N/A	N/A

Class I Units	N/A	N/A

(a)           The General Partner shall pay the upfront sales commission in full to the Selling Agent upon the sale of the respective Units in bona fide transactions.  The ongoing administrative service fee shall be calculated monthly and paid quarterly by the General Partner.  The ongoing administrative service fee with respect to a Unit of any class shall continue only until (i) the aggregate initial and ongoing administrative service fees received by the Selling Agent with respect to such Unit total 9% of the purchase price of such Unit or (ii) if earlier, the aggregate underwriting compensation (determined in accordance with FINRA Rule 2310) paid in respect of such Unit totals 10% of the purchase price of such Unit.

APPENDIX A - Page 1

(b)           The General Partner and the Selling Agent are each aware of the limitations imposed by Rule 2310 of the FINRA Conduct Rules on the aggregate compensation that may be received by the Selling Agent in connection with the offering and sale of the Units.  The General Partner agrees that it will not make, and the Selling Agent acknowledges and agrees that it will in no event accept, any payments from the General Partner which, when added to the upfront sales commissions (including ongoing trailing commissions paid with respect to the Units) that the Selling Agent receives on each sale of a Unit, would exceed 10% of the gross proceeds of the Units sold to the public.

(c)           In the event that the offering of Units of any class is terminated prior to the initial escrow break for the offering, the Selling Agent shall not be entitled to any compensation in connection with the offering of such Units except for the reimbursement of reasonable and actual out-of-pocket expenses.

APPENDIX A - Page 2

APPENDIX B
to
Selling Agreement

PAYMENT INSTRUCTIONS

Dated as of [DATE]

All payments for subscriptions may be made by subscriber check payable to “Altin:Fund, Limited Partnership—Subscription Account” or wire transfer for deposit in the Fund’s account maintained at Huntington National Bank, Corporate Trust Department, Account No. #[__________], ABA #[__________] and submitted, along with a completed Subscription Agreement and Power of Attorney, to the Selling Agent at least five (5) business days prior to the applicable Closing Date or at an earlier date if required by the Selling Agent.

APPENDIX B - Page 1

APPENDIX C
to
Selling Agreement

ANTI-MONEY LAUNDERING CERTIFICATION

FIRM NAME:

ADDRESS:

On behalf of ____________________ (the “Firm”) the undersigned representative, who is responsible for the Firm’s anti-money laundering compliance, represents and warrants that:

1.           The Firm has established, maintains and will continue to maintain an anti-money laundering program and/or procedures in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act, as amended by the Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”).

2.           The Firm has an established customer identification program consistent with section 326 of the PATRIOT Act and including identification of politically exposed persons.  The Firm’s program is also in accordance with Executive Orders administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including the List of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

3.           The Firm applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers and will take appropriate steps to ensure that all required relevant documentation is retained, including those involving customer identification, for five years after the date on which the customer withdraws the investment.

4.           The Firm further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations to which it may become subject.

NAME:

SIGNATURE:

TITLE:

DATE:

APPENDIX C - Page 1